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                                                                    EXHIBIT 12.1

                         WORLDCOM, INC. AND SUBSIDIARIES
           COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                            AND PREFERENCE DIVIDENDS
                                  (IN MILLIONS)

                                                                Year Ended December 31,
                                                  -------------------------------------------------
                                                    1996       1997      1998       1999      2000
                                                  -------    -------   -------    -------   -------
EARNINGS:
Pretax income (loss) from continuing operations   $(2,272)   $   578   $(1,590)   $ 7,164   $ 7,568
Fixed charges, net of capitalized interest            315        500       774      1,098     1,120
                                                  -------    -------   -------    -------   -------
      Earnings                                    $(1,957)   $ 1,078   $  (816)   $ 8,262   $ 8,688
                                                  =======    =======   =======    =======   =======

FIXED CHARGES:
Interest cost                                     $   308    $   538   $   928    $ 1,287   $ 1,480
Amortization of financing costs                         4          2        12         18        26
Interest factor of rent expense                        19         47        78        132       149
Preference dividends                                   20         63        67        115       103
                                                  -------    -------   -------    -------   -------
      Fixed charges                               $   351    $   650   $ 1,085    $ 1,552   $ 1,758
                                                  =======    =======   =======    =======   =======

Deficiency of earnings to fixed charges           $(2,308)   $  --     $(1,901)   $  --     $  --

Ratio of earnings to fixed charges (1)               --       1.66:1      --       5.32:1    4.94:1
                                                  =======    =======   =======    =======   =======

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(1)   For the purpose of computing the ratio of earnings to combined fixed charges and preference dividends, earnings consist of pre-tax income
      (loss) from continuing operations, excluding minority interests in gains/losses of consolidated subsidiaries, and fixed charges consist of pre-tax interest (including capitalized interest) on all indebtedness, amortization of debt discount and expense, that portion of rental expense that we believe to be representative of interest, and distributions on subsidiary trust and other mandatorily redeemable preferred securities and preferred dividends, both of which have been grossed up to a pre-tax basis utilizing our effective tax rate.